REDACTED VERSION



                                  EXHIBIT 10.2

                                       TO

                               ICOS Corporation's

                               Report on Form 8-K

                                      Dated

                                 August 26, 1997





       "[    *    ]" = omitted, confidential material, which material
has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                              PURCHASE AGREEMENT
                                 dated as of
                                 June 5, 1997
                                   between
                               ICOS CORPORATION
                                     and
                each of the Limited Partners from time to time
                                     of
                         ICOS CLINICAL PARTNERS, L.P.

                               TABLE OF CONTENTS
                                                                     Page
ARTICLE I DEFINITIONS2
     SECTION 1.01	  Definitions........................................2
ARTICLE II PURCHASE OPTIONS............................................2
     SECTION 2.01	  Purchase Options...................................2
     SECTION 2.02	  Advance Payment Election...........................3
     SECTION 2.03	  Notice of Exercise.................................4
ARTICLE III PURCHASE AND SALE OF LIMITED PARTNERSHIP INTERESTS.........5
     SECTION 3.01   Purchase of Interests..............................5
     SECTION 3.02	  Purchase Price of Class A Interests................5
     SECTION 3.03	  Purchase Price of the Class B Interest.............6
     SECTION 3.04	  Delivery of Common Stock...........................7
     SECTION 3.05	  Payments...........................................7
     SECTION 3.06	  Interest...........................................9
     SECTION 3.07	  Statements.........................................9
     SECTION 3.08	  Records............................................9
     SECTION 3.09	  Anti-Dilution......................................9
     SECTION 3.10	  Purchase of Royalty Payment Obligations...........10
ARTICLE IV REPRESENTATIONS AND WARRANTIES	............................10
     SECTION 4.01	  Representations and Warranties of the Company.....10
ARTICLE V COVENANTS OF THE COMPANY....................................12
     SECTION 5.01	  Reservation of Stock..............................12
     SECTION 5.02	  Registration and Listing of Stock.................13
     SECTION 5.03   Delivery of Prospectus............................13
     SECTION 5.04	  Existence of Partnership..........................14
     SECTION 5.05	  Payment Recipient Register........................14
     SECTION 5.06	  Manufacture and Sale of Products..................14
     SECTION 5.07	  Sale or Disposition of Technology.................15
ARTICLE VI DISCLAIMERS................................................15
     SECTION 6.01	  No Warranty on Products...........................15
     SECTION 6.02	  No Warranty on Technology.........................15

ARTICLE VII TERM AND TERMINATION......................................16
     SECTION 7.01   Purchase Option Termination Events................16
     SECTION 7.02	  Purchase Option Termination Date..................17
     SECTION 7.03	  Events of Default.................................17
     SECTION 7.04	  Term and Termination..............................18
ARTICLE VIII SALE OR ASSIGNMENT.......................................18
     SECTION 8.01	  Sale or Assignment................................18
ARTICLE IX MISCELLANEOUS PROVISIONS...................................19
     SECTION 9.01	  Parties Independent...............................19
     SECTION 9.02	  Entire Agreement; Amendment.......................19
     SECTION 9.03	  Choice of Law.....................................20
     SECTION 9.04	  Severability......................................20
     SECTION 9.05	  No Waiver.........................................20
     SECTION 9.06	  Payments and Notices..............................20
     SECTION 9.07	  Headings..........................................21
     SECTION 9.08	  Counterparts......................................21

Schedule I  -  Glossary

                           PURCHASE AGREEMENT

       Agreement dated as of June 5, 1997 between ICOS Corporation, a Delaware corporation (the "Company"), and each of the limited partners (individually, a "Limited Partner" and, collectively, the "Limited Partners") from time to time of ICOS Clinical Partners, L.P., a Delaware limited partnership (the "Partnership").

                              WITNESSETH

       WHEREAS, the business of the Partnership is to conduct research and experimentation in order to develop Products within the Field of Activity in the Territory; to obtain appropriate regulatory approvals; after receipt of such approvals, to obtain revenues from the Exploitation of the Products within the Field of Activity in the Territory; and to engage in activities incidental to the above activities;

       WHEREAS, the Company and the Partnership have entered into the Product Development Agreement pursuant to which the Company has granted the Partnership the exclusive right to use certain technology owned or controlled by the Company, and the Company has agreed to perform, on behalf of the Partnership, research and experimentation in order to develop the Products and thereafter to market the Products within the Field of Activity in the Territory;

       WHEREAS, in order to fund such research and experimentation, the Partnership intends to raise up to $100,000,000 through a private placement of limited partnership interests in the Partnership as more fully described in the Memorandum; and

       WHEREAS, each Limited Partner wishes to grant the Company an option to purchase such Limited Partner's Interest exercisable at the time and in the manner and on the terms described in this Agreement, and, in consideration for such options, the Company has issued to the Limited Partners Warrants to purchase shares of its Common Stock;

       NOW, THEREFORE, the parties hereto agree as follows:

                                ARTICLE I
                               DEFINITIONS
SECTION 1.01  Definitions
     (a) Unless otherwise provided, each capitalized term used herein shall have the meaning assigned to it in the Glossary attached hereto as Schedule I.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

         Term	                                         Section

         Events of Default.................................7.03
         Notice of Exercise................................2.01(b)
         Prospectus........................................4.01(d)
         Purchase Date.....................................2.01(a)
         Purchase Option Exercise Date.....................2.03(a)
         Purchase Option Shares............................4.01(c)
         Purchase Option Termination Date..................7.02(a)
         Purchase Option Termination Event.................7.01
         Registration Statement............................4.01(d)
         SEC...............................................4.01(d)
         Securities Act....................................4.01(d)

                               ARTICLE II
                            PURCHASE OPTIONS

SECTION 2.01  Purchase Options

       (a) Each Limited Partner hereby grants the Company an irrevocable option to purchase, on a date (the "Purchase Date") designated by the Company pursuant to Section 2.03(a), all the Interests of such Limited Partner in accordance with the terms of this Agreement. Such options to purchase the Interests may only be exercised in the manner set forth in this Article II.

       (b) The Company's right to exercise the options granted hereby is subject to the following conditions:

	            (i) Such options may only be exercised if all the options to purchase the Interests are to be exercised simultaneously;

	            (ii) Such options may be exercised only during the period commencing on the Purchase Option Commencement Date and ending on the Purchase Option Termination Date by sending a written notice to such effect containing the information required by Section 2.03 to the Partnership, the General Partner and all Limited Partners (the "Notice of Exercise");

	            (iii)  The representations and warranties set forth in
Article IV shall be true and correct in all material respects on the Purchase Option Exercise Date as if made on such date;

	            (iv) The Company shall have complied with the covenants set forth in Sections 5.01 and 5.02(a), (b) and (c) if the Company elects to make the Stock Advance Payment or the Combination Advance Payment; and

	            (v) The Purchase Option Termination Date shall not have occurred prior to the Purchase Option Exercise Date.

SECTION 2.02  Advance Payment Election

       Prior to the Purchase Option Exercise Date, the Company shall determine whether it will make the Cash Advance Payment, the Stock Advance Payment or the Combination Advance Payment to the Payment Recipients; provided, that the Company may make the Stock Advance Payment or the Combination Advance Payment only if the representations set forth in Section 4.01(d) are true and correct as of the Purchase Date and the Common Stock (or any other securities included in the Stock Advance Payment or the Combination Advance Payment pursuant to
Section 3.09) is listed on a national securities exchange or quoted on the Nasdaq National Market; provided, further, that the Company may not make the Stock Advance Payment without the prior consent of the General Partner (which consent shall not be unreasonably withheld) if, prior to the Purchase Date, the Partnership has not expended an amount equal to or greater than the aggregate Capital Contributions of all Limited Partners (reduced by $5,000 for each Unit sold without a selling commission under the Sales Agency Agreement); provided, further, that, in the event that the Partnership has not expended, prior to the Purchase Date, an amount equal to such Capital Contributions, the Company may not, without the prior consent of the General Partner (which consent shall not be unreasonably withheld), make the Common Stock portion of the Combination Advance Payment larger than an amount that would cause the cash portion of the Combination Advance Payment to be less than the cash in the Partnership (less payables) on the Purchase Date. In the event the Company has not specified in the Notice of Exercise whether it will make the Cash Advance Payment, the Stock Advance Payment or the Combination Advance Payment, the Company will be required to make the Cash Advance Payment.

SECTION 2.03  Notice of Exercise

     (a) The Notice of Exercise shall (A) be dated the date that it is sent (the "Purchase Option Exercise Date"), (B) be irrevocable, (C) designate the Purchase Date, which shall be a date not more than 60 days after the Purchase Option Exercise Date, and (D) contain or be accompanied by:

	    (i) a description in reasonable detail of each Limited Partner's right to receive the Class A Payment or the Class B Payment, as the case may be, for its Interest;

          (ii)  notification of whether the Company will, pursuant to
Section 2.02, make the Cash Advance Payment, the Stock Advance Payment or the Combination Advance Payment to the Payment Recipients and (A) if the Company will make the Stock Advance Payment, (1) the number of shares of Common Stock that will be delivered on the Purchase Date for each Class A Interest or Class B Interest, as the case may be, and (2) the computations relating thereto in reasonable detail and (B) if the Company will make the Combination Advance Payment, (1) the number of shares of Common Stock and the amount of cash that will be delivered on the Purchase Date for each Class A Interest or Class B Interest, as the case may be, and (2) the computations relating thereto in reasonable detail;

          (iii)  the information required by Section 2.03(b), if applicable;
and

          (iv)   a conformed copy of this Agreement.

     (b) If, at any time before the Purchase Date, the number of shares of Common Stock or other securities that would or may be deliverable to any Limited Partner pursuant to Article III in respect of its Interest shall be adjusted or any other consideration would be deliverable to any Limited Partner pursuant to Section 3.09, the Company shall give notice thereof to the Partnership and, upon request, to any Limited Partner, and shall include in the Notice of Exercise (or, if such adjustment occurs after the date of such notice, shall promptly send to each Limited Partner) a statement of the facts requiring such adjustment or the delivery of such other consideration, the computations relating thereto in reasonable detail and the number of shares of Common Stock or other consideration that would or may be deliverable to Limited Partners in respect of each such Interest pursuant to the Stock Advance Payment or the Combination Advance Payment. Such statement shall be signed by the Chief Executive Officer or Chief Financial Officer of the Company.

                               ARTICLE III
            PURCHASE AND SALE OF LIMITED PARTNERSHIP INTERESTS

SECTION 3.01  Purchase of Interests

     (a) On the Purchase Date, each Limited Partner shall sell to the Company, and the Company shall purchase from such Limited Partner, the Interest of such Limited Partner at the price and on the terms specified in this Agreement.

     (b) At the request and expense of the Company, each Limited Partner shall execute such further proper assignments and instruments as the Company shall reasonably request to accomplish and record such purchase and sale and establish the sole ownership of the Company in and to the Interest of such Limited Partner.

SECTION 3.02  Purchase Price of Class A Interests

     (a) As complete and full consideration for the sale to the Company by each Class A Limited Partner of its Class A Interest, the Company shall pay the Class A Payment to each Class A Payment Recipient.

     (b) If the Company shall have elected pursuant to Section 2.02 to make the Cash Advance Payment, or if the Company is not permitted under Section 2.02 to make the Stock Advance Payment or the Combination Advance Payment, the Company shall pay to each Class A Payment Recipient the amount of the Class A Down Payment, in cash, on the Purchase Date in respect of such Class A Payment Recipient's Class A Interest.

     (c) If the Company shall have elected pursuant to Section 2.02 to make the Stock Advance Payment, the Company shall deliver to each Class A Payment Recipient the Class A Stock Advance Payment in the manner and at the time specified in Section 3.04.

     (d) If the Company shall have elected pursuant to Section 2.02 to make the Combination Advance Payment, the Company shall deliver to each Class A Payment Recipient the Class A Combination Advance Payment in the manner and at the time specified in Section 3.04.

     (e) The Company shall pay in cash to each Class A Payment Recipient that portion of its Class A Payment constituting the Last Interim License Payment within 60 days after the Purchase Date.

     (f) No fractional shares of Common Stock (or other securities to be delivered pursuant to Section 3.09) shall be issued to any Class A Payment

Recipient as part of the Stock Advance Payment, Combination Advance Payment or Minimum Royalty Stock Payment. Instead of any fractional shares of Common Stock (or other securities) that would otherwise be issuable to a Class A Payment Recipient, the Company shall pay to the Class A Payment Recipient a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the average Closing Price of the Common Stock used to determine the number of shares of Common Stock comprising the Stock Advance Payment, Combination Advance Payment or Minimum Royalty Stock Payment.

SECTION 3.03  Purchase Price of the Class B Interest

     (a) As complete and full consideration for the sale to the Company by the Class B Limited Partner of its Class B Interest, the Company shall pay the Class B Payment to the Class B Payment Recipient.

     (b) If the Company shall have elected pursuant to Section 2.02 to make the Cash Advance Payment, or if the Company is not permitted under Section 2.02 to make the Stock Advance Payment or the Combination Advance Payment, the Company shall pay to the Class B Payment Recipient the Class B Down Payment, in cash, on the Purchase Date.

     (c) If the Company shall have elected pursuant to Section 2.02 to make the Stock Advance Payment, the Company shall deliver to the Class B Payment Recipientthe Class B Stock Advance Payment in the manner and at the time specified inSection 3.04.

     (d) If the Company shall have elected pursuant to Section 2.02 to make the Combination Advance Payment, the Company shall deliver to the Class B Payment Recipient the Class B Combination Advance Payment in the manner and at the time specified in Section 3.04.

     (e) The Company shall pay in cash to the Class B Payment Recipient that portion of the Class B Payment constituting the Last Interim License Payment within 60 days of the Purchase Date.

     (f) No fractional shares of Common Stock (or other securities to be delivered pursuant to Section 3.09) shall be issued to the Class B Payment Recipient as part of the Stock Advance Payment, Combination Advance Payment or Minimum Royalty Stock Payment. Instead of any fractional shares of Common Stock (or other securities) that would otherwise be issuable to the Class B Payment Recipient, the Company shall pay to the Class B Payment Recipient a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the average Closing Price of the Common Stock used to determine the number of shares of Common Stock comprising the Stock Advance Payment, Combination Advance Payment or Minimum Royalty Stock Payment.

SECTION 3.04  Delivery of Common Stock

     The shares of Common Stock (or such other securities as are to be delivered pursuant to Section 3.09) to be delivered to the Payment Recipient pursuant to the Stock Advance Payment or the Combination Advance Payment shall be mailed on the Purchase Date to such Payment Recipient by certified mail, return receipt requested, at the address of such Payment Recipient set forth in the Limited Partner register maintained by the Partnership in accordance with Article 13 of the Partnership Agreement. The Company shall pay all documentary, stamp, transfer or other transaction taxes attributable to the issuance or delivery of such shares.

SECTION 3.05  Payments

     (a)  Each cash payment to a Payment Recipient pursuant to Section 3.02 or
3.03 (other than (i) the Cash Advance Payment or the Combination Advance Payment, as the case may be, which shall be paid on the Purchase Date,
(ii) the Last Interim License Payment, which shall be paid in accordance with Sections 3.02(e) and 3.03(e) and (iii) the Minimum Royalty Payment, which shall be paid in accordance with Section 3.05(b)) shall be made by the Company within 45 days of the last day of each calendar quarter in respect of which the Company shall be required to make any such payment, at which time there shall also be delivered to each Payment Recipient a statement setting forth the basis upon which such payment was calculated for such calendar quarter, signed by the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer of the Company.

     (b) The Minimum Royalty Payment to a Payment Recipient shall be made by the Company within 60 days of the last day of the last calendar quarter of the Fiscal Year in respect of which the Company shall be required to make any such payment, at which time there shall be delivered to each Payment Recipient a statement setting forth the basis upon which such payment was calculated for such Fiscal Year, signed by the Chief Executive Officer, Chief Financial
Officer or Chief Accounting Officer of the Company. For each Fiscal Year, the Company may elect whether to make the Minimum Royalty Payment in cash, as a Minimum Royalty Stock Payment or as a combination of cash and a Minimum Royalty Stock Payment; provided, that (i) the Company may make the Minimum Royalty
Stock Payment only if the representations set forth in Section 4.01(d) are true and correct as of the date payment is made and the Common Stock (or any other securities deliverable pursuant to Section 3.09) is listed on a national securities exchange or quoted on the Nasdaq National Market and (ii) the Company may not make a Minimum Royalty Stock Payment without the prior consent of the General Partner (which consent shall not be unreasonably withheld) if, prior to the Purchase Date, the Partnership has not expended an amount equal to or greater than the aggregate Capital Contributions of all Limited Partners (reduced by $5,000 for each Unit sold without a selling commission under the Sales Agency Agreement) until the Company has made payments in cash to Payment Recipients under this Agreement in an aggregate amount equal to at least the cash in the Partnership (less payables) on the Purchase Date.

     (c) Any cash payment to any Payment Recipient shall be made by mailing to such Payment Recipient, in accordance with Section 9.06, a check of the Company in the amount of such payment payable to such Payment Recipient. Any Minimum Royalty Stock Payment shall be mailed to each Payment Recipient by certified mail, return receipt requested, to the address of such Payment Recipient set forth in the Payment Recipient register maintained by the Company pursuant to
Section 5.05. The Company shall pay all documentary, stamp, transfer or other transaction taxes attributable to the issuance or delivery of the Minimum Royalty Stock Payment.

     (d) A portion of each payment payable pursuant to this Article III (other than pursuant to Section 3.06) to a Payment Recipient that is made more than six months after the Purchase Date shall constitute interest on the remaining portion of the payment. Such interest shall be the minimum rate in effect on the Purchase Date at which interest must be stated to avoid the imputation of interest under Section 483 or 1274 of the Code, or any applicable successor provisions.

     (e) Any Net Revenues in a currency other than Dollars shall be deemed to be equal to the amount of Dollars obtained by converting the outstanding amount of currency of such Net Revenues into Dollars at the average spot rate for the purchase of Dollars with such currency as published by Bloomberg on the last ten business days of the calendar quarter with respect to which such revenues were accrued.

     (f) Any cash payment due pursuant to this Article III shall be payable in Dollars without deduction for or on account of any present or future taxes, duties or other charges levied or imposed by any governmental or political authority (other than any federal, state or local authority in the United States) through withholding or deduction with respect to any such payments to the extent permitted by law (except to the extent any such withholding or deduction provides a credit or other benefit to the Payment Recipients or is a withholding of tax on or measured by the net income of the Payment Recipients). If any such taxes, duties or other charges are so levied or imposed, or any such withholding or deduction (subject to the exception referred to in the preceding sentence) is required by law, the Company will make additional payments in such amounts so that every net payment under this Agreement, after any required withholding, deduction or payment for or on account of any such present or future taxes, duties or other charges, will not be less than the amount provided for herein. The Company shall furnish promptly to the Payment Recipients official receipts evidencing such withholding or deduction.

SECTION 3.06  Interest

     Any payment pursuant to Section 3.02 or 3.03 that is not made on or before the date when due shall accrue interest thereon from and after such date and until the date of payment at the "prime rate" of interest as published by The Wall Street Journal (Western Edition) (or if not published, another appropriate publication) for the first business day of each month plus one percent (1%) (based on a 365-day year) or, if such rate is in excess of the rate then permitted under applicable law, at the highest rate then permitted under applicable law.

SECTION 3.07  Statements

     After the Purchase Date, the Company shall cause to be delivered to each Payment Recipient, within 90 days of the end of each fiscal year of the Company, a statement setting forth the basis upon which payments were calculated during the preceding fiscal year and the amount of payments payable during and with respect to such fiscal year.

SECTION 3.08  Records

     After the Purchase Date, the Company shall keep accurate records that are sufficient for the computation of the payments to be made hereunder and shall make such records available, upon reasonable advance notice, to the Payment Recipients at the place or places where such records are customarily kept, for inspection during normal business hours.

SECTION 3.09  Anti-Dilution

     (a) If any of the events set forth in paragraph 10(a)(i), 10(a)(ii), 10(a)(iii) or 10(b)(i) of the Warrant shall occur between the Stock Pricing Date and the Purchase Date, the number of shares of Common Stock or any other securities to be delivered to each Payment Recipient pursuant to this
Article III shall be adjusted as set forth in paragraphs 10(a)(i), 10(a)(ii), 10(a)(iii), 10(b)(i) and 10(c) of the Warrant, as applicable; provided, that, for purposes of this Section 3.09, all references in the Warrant to "Holder" shall be read as "Payment Recipient," all references to "Warrant" shall be read as "Purchase Option," all references to "Warrant Shares" shall be read as "shares of Common Stock (or other securities deliverable hereunder)" and all provisions adjusting the "Exercise Price" therein shall be disregarded.

     (b) If any event shall occur during the period of 30 trading days immediately preceding the Stock Pricing Date that, had such event occurred immediately after the Stock Pricing Date, would have required an adjustment pursuant to Section 3.09(a), an appropriate adjustment shall be made in the number of shares of Common Stock (or any other securities deliverable hereunder) to be delivered to each Payment Recipient pursuant to this Section 3.09.

     (c) Notwithstanding any other provision of this Section 3.09, no adjustment shall be made to the number of shares of Common Stock (or other securities deliverable hereunder) to be delivered to a Payment Recipient if such adjustment would represent less than one percent (1%) of the number of shares to be so delivered, but instead, any such Payment Recipient shall receive in cash the market value of the securities that would otherwise have constituted such adjustment.

SECTION 3.10  Purchase of Royalty Payment Obligations

     The Company shall have the right, at any time after the Purchase Date, to make an offer to all Class A Payment Recipients and the Class B Payment Recipient to purchase the Company's payment obligations under this Article III, as applicable. Any such offer to the Class B Payment Recipient shall be in an aggregate amount equal to at least five percent (5%) of the aggregate amount offered to all Class A Payment Recipients and the Class B Payment Recipient and otherwise on terms no less favorable than the offer to the Class A Payment Recipients. The Company shall notify each Payment Recipient in accordance with Section 9.06 of the proposed terms of such offer. If, at any time, at least sixty-six and two-thirds percent (66-2/3%) in value of all Class A Payment Recipients shall have accepted the terms of any such offer, the Company shall have the right, for a period of 60 days after the date on which such Class A Payment Recipients shall have indicated such acceptance, to purchase pursuant to the terms of such offer the Company's payment obligations under this Article III in respect of each Class A Payment
Recipient who has not accepted the terms of such offer and of the Class B Payment Recipient.

                                ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES

SECTION 4.01  Representations and Warranties of the Company

     The Company represents and warrants on and as of the Purchase Option Exercise Date (except for Section 4.01(d)) and the Purchase Date, as if made on such dates, that:

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; this Agreement constitutes a valid and binding obligation of the Company;

     (b) The performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action, require no consent, approval, authorization or order of, or qualification with, any governmental body or agency (except such as has been obtained pursuant to Section 4.01(d)) and will not contravene the Company's Certificate of Incorporation or Bylaws or any material agreement or other instrument to which the Company is a party or by which it is bound or any law, order, judgment or decree to which the Company is a party or by which it is bound;

     (c) If the Company elects to make the Stock Advance Payment or the Combination Advance Payment, a number of shares of Common Stock (or other securities deliverable pursuant to Section 3.09, to the extent applicable) equal to the greater number of such securities (the "Purchase Option Shares") that would be deliverable to all Payment Recipients pursuant to Article III if the Company has elected to make the Stock Advance Payment or the Combination Advance Payment has been duly authorized and reserved solely for issuance and delivery for such purposes, and, when such shares have been issued and delivered to the Payment Recipients entitled thereto in accordance with the terms and conditions of this Agreement, such shares will have been validly issued and will be fully paid, nonassessable and free of preemptive or similar rights; and

     (d) If the Company elects to make the Stock Advance Payment or the Combination Advance Payment, as of the Purchase Date:

          (i) a registration statement covering the Purchase Option Shares that would be deliverable to all Payment Recipients pursuant to Article III under the circumstance set forth under Section 4.01(c) has been declared effective by the Securities and Exchange Commission (the "SEC") pursuant to Section 8(a) of the Securities Act of 1933, as amended (the "Securities

Act"); such registration statement, including all exhibits thereto and documents incorporated by reference therein, as amended at the time such registration statement became effective and as amended by any posteffective amendment thereto, is hereinafter referred to as the "Registration Statement" and the prospectus included therein, in the form in which such prospectus was first filed with the SEC pursuant to Rule 424(b) under the Securities Act, including the documents, if any, incorporated by reference therein, is hereinafter referred to as the "Prospectus";

          (ii) no stop order suspending the use of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the SEC;

          (iii) the Purchase Option Shares have been registered or qualified for sale under the securities or Blue Sky laws of each jurisdiction in which such registration or qualification is necessary in connection with the issuance, delivery and resale by the Payment Recipients of the Purchase Option Shares;

          (iv) any document incorporated by reference in the Registration Statement or the Prospectus, when such document was or will be filed with the SEC, conformed or will conform in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder;

          (v) the Registration Statement and the Prospectus included therein (including the documents incorporated by reference therein), at the time that the Registration Statement became effective and on the Purchase Date, conformed in all material respects to the requirements of the Securities Act, and the rules and regulations of the SEC thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

          (vi) the Prospectus does not contain, and as amended or supplemented, if applicable, will not contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                              ARTICLE V
                       COVENANTS OF THE COMPANY

     The Company hereby covenants and agrees:

SECTION 5.01  Reservation of Stock

     In the event the Company were to elect to make the Stock Advance Payment or the Combination Advance Payment, prior to giving the Notice of Exercise, to reserve out of its duly authorized Common Stock (or other securities deliverable pursuant to Section 3.09), solely for the purpose of issuance and delivery upon the exercise by the Company of its option to purchase the Interests, the number of shares of Common Stock (or such other securities) that would be deliverable to all Payment Recipients pursuant to Section 3.04.

SECTION 5.02  Registration and Listing of Stock

     In the event the Company were to elect to make the Stock Advance Payment, the Combination Advance Payment or the Minimum Royalty Stock Payment:

     (a) Prior to the Purchase Date, to prepare and file with the SEC a Registration Statement under the Securities Act, with respect to not less than the aggregate number of shares of Common Stock (or other securities deliverable pursuant to Section 3.09) that would be deliverable to all Payment Recipients pursuant to Section 3.04, and to cause such Registration Statement to be declared effective under the Securities Act;

     (b) Prior to the Purchase Date, to register or qualify the shares of Common Stock (or other securities deliverable pursuant to Section 3.09)
that would be deliverable to each Payment Recipient pursuant to Section 3.04 under the securities or Blue Sky laws of each jurisdiction within the United States in which such registration or qualification is necessary;

     (c) Prior to the Purchase Date, to list on each national securities exchange on which Common Stock (or other securities deliverable pursuant to Section 3.09) is then listed, or to keep authorized for quotation on the Nasdaq National Market, all shares of Common Stock (or such other securities) to be delivered to each Payment Recipient on the Purchase Date;

     (d) To perform the same obligations of registration and listing with respect to any Minimum Royalty Stock Payment prior to the delivery date of the Common Stock (or other securities deliverable pursuant to Section 3.09); and

     (e) To pay all expenses it incurs in complying with the provisions of this Section 5.02, including (i) all registration and filing fees,
(ii) all printing expenses, (iii) all fees and disbursements of its counsel and independent public accountants, and (iv) all Blue Sky fees and expenses (including fees and disbursements of counsel).

SECTION 5.03  Delivery of Prospectus

     In the event the Company were to elect to make the Stock Advance Payment, the Combination Advance Payment or the Minimum Royalty Stock Payment:

     (a) As expeditiously as possible (i) after the Company delivers the Notice of Exercise and on or before the Purchase Date and (ii) on or before the delivery of any Minimum Royalty Stock Payment, to furnish to each Limited Partner such number of copies of the Prospectus as such Limited Partner shall reasonably request, or as shall be necessary in order to conform with the requirements of the Securities Act, or the applicable rules and regulations of the SEC thereunder, in order to facilitate the sale or other disposition by such Limited Partner of the shares delivered to it pursuant to Section 3.02(c) or (d), 3.03(c) or (d) or 3.05(b).

     (b) If, during such period after the delivery of any Prospectus pursuant to Section 5.03(a), as in the opinion of outside counsel to the Company, the Prospectus is required by law to be delivered in connection with sales by any Limited Partner, any event shall occur as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it is necessary to amend or supplement the Prospectus to comply with law, forthwith to prepare and furnish, at its own expense, to any Limited Partner to which any Prospectus or Prospectuses may have been delivered pursuant to Section 5.03(a), either amendments or supplements to the Prospectus, in such numbers as such Limited Partner shall reasonably request, or as shall be necessary in order to comply with any law, so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.

SECTION 5.04  Existence of Partnership

     Beginning on the Purchase Date and until the later of (a) one year following the occurrence of any of the events referred to in
Section 7.01(a), (b) or (c) and (b) 90 days after the Purchase Date, to take all action necessary to maintain the existence of the Partnership and to prevent the termination or dissolution thereof, or the winding up of its affairs.

SECTION 5.05  Payment Recipient Register

     Beginning on the Purchase Date and until the termination of this Agreement, to keep a register that, subject to such reasonable regulations as it may prescribe, shall contain the names and addresses of each Payment

Recipient. Until the Company shall have received notice of a sale or an assignment made in accordance with Article VIII, the Company shall be entitled to deem and treat each Payment Recipient contained in such register as the Payment Recipient for the purpose of making payments or giving notices hereunder and for all other purposes.

SECTION 5.06  Manufacture and Sale of Products

     Beginning on the Purchase Date and until the termination of this Agreement, to use its commercially reasonable best efforts (a) to manufacture the Products and (b) to sell the Products within the Field of Activity in the Territory; provided, that if the Company shall determine that such manufacture or sale of such Products within the Field of Activity in the Territory is not commercially practicable, it shall use its commercially reasonable best efforts to license or sell the Technology for use within the Field of Activity in the Territory to one or more third parties for the highest consideration that, in the Company's reasonable business judgment, is obtainable.

SECTION 5.07  Sale or Disposition of Technology

     Notwithstanding any other provision of this Agreement, beginning on the Purchase Date and until the termination of this Agreement, the Company shall not sell any of the Technology within the Field of Activity in the Territory to any Person, unless such Person agrees in writing to be bound, for the benefit of each Payment Recipient, by provisions substantially similar to the provisions of Article III (excluding any provisions relating solely to the Cash Advance Payment, the Stock Advance Payment or the Combination Advance Payment, which shall be payable by the Company).

                                ARTICLE VI
                                DISCLAIMERS

SECTION 6.01  No Warranty on Products

     Neither the General Partner nor any Limited Partner makes any warranty, express or implied, and it is expressly agreed that neither the General Partner nor any Limited Partner shall be liable, or in any way responsible, for the operation, performance, serviceability, quality of performance, or material or commercial success of any Product within the Field of Activity in the Territory or any process related to the Technology, or for the use, sale, lease, license, assignment, transfer or other disposition of any such Product within the Field of Activity in the Territory or any process related to the Technology, in whole or in part.

SECTION 6.02  No Warranty on Technology

     Neither the General Partner nor any Limited Partner makes any representation, or extends any warranty of any kind, either express or implied, or assumes any responsibility whatever with respect to the use, sale, assignment, transfer or other disposition by the Company or its vendees or transferees of products incorporating or made by use of the Technology.

                                ARTICLE VII
                           TERM AND TERMINATION

     This Agreement shall continue in effect until terminated, in whole or in part, in accordance with the following provisions. Payments accrued as of the date of termination of this Agreement shall remain due and payable notwithstanding such termination.

SECTION 7.01  Purchase Option Termination Events

     The events set forth below shall constitute "Purchase Option
Termination Events":

     (a) the institution of a voluntary case by the Company under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Company to the entry of an order for relief in any involuntary case under any such law, the consent by the Company to the appointment of or possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Company or of any substantial part of its property, the general assignment by the Company for the benefit of creditors or the taking of any corporate action by the Company in furtherance of any of the foregoing;

     (b) the entry of a decree or an order for relief by a court of competent jurisdiction in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Company or of any substantial part of its property or ordering the winding up or liquidation of its affairs, and any such decree or order shall remain unstayed or undischarged and in effect for a period of 60 days;

     (c)  the cessation of operations by the Company;

     (d) the seizure or attachment of all or a substantial part of the assets of the Company, which seizure or attachment shall not be terminated, vacated, set aside or stayed within 60 days; provided, that such seizure or attachment shall not constitute a Purchase Option Termination Event if, in the opinion of the General Partner (as evidenced by a majority vote of its board of directors), the Company's ability to perform the Research Program or the Marketing Program is not materially impaired; or

     (e) 45 days have elapsed after the termination of the Research Program with respect to all Products pursuant to Section 7.01(b) of the Product Development Agreement or any termination of the Product Development Agreement pursuant to Section 7.02, 7.03 or 7.05 of the Product Development Agreement.

SECTION 7.02  Purchase Option Termination Date

     (a) The Purchase Options granted in Section 2.01 shall terminate upon the earliest date (the "Purchase Option Termination Date") on which any of the following events shall occur:

          (i) the date on which the Company shall give notice to the General Partner and the Limited Partners to the effect that the Company has determined not to purchase the Interests pursuant to this Agreement;

          (ii) the earlier of (A) 45 days after the last day of the first month in which the aggregate cumulative amount of payments received by the Partnership under Section 6.01 of the Product Development Agreement shall equal or exceed fifteen percent (15%) of the aggregate Capital Contributions of the Limited Partners (but not earlier than 24 months after the Business Commencement
Date) and (B) 48 months after the Business Commencement Date, prior to which the Company shall not have exercised its option to purchase the Interests pursuant to this Agreement by sending a Notice of Exercise; and

          (iii) the date on which a Purchase Option Termination Event shall have occurred.

     (b) The Company shall promptly notify the Partnership, the General Partner and each Limited Partner of the occurrence of (i) a Purchase Option Termination Event or (ii) the expiration of its option to purchase the Interests.

SECTION 7.03  Events of Default

     The events set forth below shall constitute "Events of Default":

     (a)  any of the events set forth in Section 7.01(a), (b), (c) or (d);

     (b)  a failure by the Company to make any Advance Payment;

     (c) a failure by the Company to make any payment (other than an Advance Payment) within five business days of the date when due or any other payment required by this Agreement when due; or

     (d) a default in the performance, or breach, of any covenant or warranty of the Company contained in this Agreement and continuance of such default or breach for a period of 90 days after notice of such default or breach has been given to the Company by a Payment Recipient, the Partnership or the General Partner, as the case may be, in accordance with Section 9.06.

SECTION 7.04  Term and Termination

     (a) The Company shall promptly notify each Payment Recipient in writing upon the occurrence of any Event of Default of which the Company has knowledge. If an Event of Default specified in Section 7.03(c) has not been cured within ten business days after the date of such notice, each Payment Recipient shall have the right to terminate this Agreement as it applies to such Payment Recipient upon giving notice to such effect to the Company and shall be free to pursue against the Company any remedy available at law, in equity or by statute or otherwise.

     (b) If not terminated earlier pursuant to Section 7.04(a), this Agreement (except for Articles IV and VI) shall terminate when the shares of Common Stock or capital stock of the Company or other securities, assets or evidences of indebtedness to be delivered to the Payment Recipients in accordance with
Article III, if any, shall have been delivered and all payments required to be made by the Company under this Agreement shall have been made to the Payment Recipients; and the parties hereto shall thereafter have no further rights or obligations hereunder. The provisions of Articles IV and VI shall survive the termination of this Agreement.

                            ARTICLE VIII
                         SALE OR ASSIGNMENT

SECTION 8.01  Sale or Assignment

     (a) The Company shall not assign, delegate or transfer this Agreement or sell any or all of its rights hereunder without the prior written consent of
(i) the Class A Payment Recipients entitled to receive payments with respect to two-thirds of the Class A Interests for which the Company shall not have made all payments required to be made by the Company under this Agreement and
(ii) the Class B Payment Recipient, which consent of the Class B Payment Recipient shall not be unreasonably withheld, except that the Company may make such assignment, delegation, transfer or sale without the prior written consent of any Payment Recipient (A) to any Person to whom the Company has assigned, sold, leased, transferred or otherwise disposed of all or substantially all of the Company's assets, (B) to any successor corporation resulting from any merger or consolidation of the Company with or into another corporation, or (C) to any wholly owned subsidiary of the Company; provided, that the Company will not merge or consolidate with any Person or sell, lease, transfer or otherwise dispose of substantially all of its assets to any Person, unless (1) the Person formed by or surviving such merger or consolidation or to which the Company effects such sale, lease, transfer or other disposition shall be a solvent corporation organized and existing under the laws of the United States or a state thereof and (2) such successor transferee corporation shall expressly assume in writing, by an instrument or instruments satisfactory in scope, substance, form and legal effect to the Partnership, the due and punctual payment, performance and observance of all obligations of the Company under this Agreement, with the same effect as if such corporation had originally been the Company hereunder (except that this clause (2) shall not apply to any merger in which the Company is the surviving corporation); and provided, further, that, in the event of any assignment under this Section 8.01, this Agreement shall remain binding upon the assignor.

     (b) No Payment Recipient shall assign or transfer this Agreement or sell any or all of its rights hereunder except the Common Stock or other securities delivered to it pursuant to this Agreement after such delivery, if any, without the prior written consent of the Company, which consent may be withheld in its absolute discretion; provided, that the Class B Payment Recipient may make any such assignment, transfer or sale to any present or former officer or officers or director or directors of PaineWebber Incorporated without the consent of the Company.

     (c) The Company and each Payment Recipient shall provide notice to each other of any such assignment or sale made in accordance with this Section 8.01 no later than ten days prior to such assignment or sale setting forth the identity and address of the assignee or purchaser and summarizing the terms of the assignment or sale. Subject to the restrictions on assignment herein set forth, this Agreement shall inure to the benefit of the successors and assigns of each of the parties.

                             ARTICLE IX
                      MISCELLANEOUS PROVISIONS

SECTION 9.01  Parties Independent

     In making and performing this Agreement, the parties act and shall act at all times as independent contractors, and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship among any of the parties hereto. At no time shall any party make commitments or incur any charges or expenses for or in the name of any other party.

SECTION 9.02  Entire Agreement; Amendment

     This Agreement sets forth and constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and shall supersede any and all prior agreements, understandings, promises and representations made by any party to any other party concerning the subject matter hereof and the terms hereto. This Agreement may not be released, discharged, amended or modified in any manner, except by an instrument in writing signed by each party hereto.

SECTION 9.03  Choice of Law

     This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of New York as applied to contracts made and to be performed entirely within New York.

SECTION 9.04  Severability

     If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so construed or deemed amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

SECTION 9.05  No Waiver

     No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

SECTION 9.06  Payments and Notices

     Payments hereunder shall be sent, and notices required or permitted hereunder shall be in writing and shall be sent, if to any Payment Recipient, to the address given for such Payment Recipient in the Payment Recipient register maintained by the Company pursuant to Section 5.05 and if to the Company, the Partnership or the General Partner, as follows:

If to the Company, to:
                                ICOS Corporation

                                22021 20th Avenue S.E.
                                Bothell, Washington 98021
                                Telephone:  (206) 485-1900
                                Telefax:  (206) 485-1911
                                Attention:  Corporate Secretary

If to the Partnership, to:
                                ICOS Clinical Partners, L.P.
                                22021 20th Avenue S.E.
                                Bothell, Washington 98021
                                Telephone:  (206) 485-1900
                                Telefax:  (206) 485-1911
                                Attention:  General Partner

                                With a copy to each of the directors of
                                the General Partner

If to the General Partner, to:

                                ICOS Development Corporation
                                22021 20th Avenue S.E.
                                Bothell, Washington 98021
                                Telephone:  (206) 485-1900
                                Telefax:  (206) 485-1911
                                Attention:  Corporate Secretary

                                With a copy to each of the directors of
                                the General Partner

or to such other address as such other party may hereafter specify in writing, and shall be deemed given on the earliest of (a) physical delivery, (b) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Agreement and facsimile confirmation of receipt thereof is received, (c) three days after mailing by prepaid first-class mail, and
(d) two days after mailing by prepaid overnight or express mail.

SECTION 9.07  Headings

     Article and section headings contained in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

SECTION 9.08  Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together but one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized officers as of the day and year first above written.

                                          ICOS CORPORATION

                                          By: /s/ Gary Wilcox
                                          Title:  Executive Vice
                                          President & Secretary

                                          THE CLASS A LIMITED PARTNERS
                                          By:	ICOS DEVELOPMENT
                                          CORPORATION, as Attorney-in-
                                          Fact for each of the Class A
                                          Limited Partners

                                          By: /s/ Howard S. Mendelsohn
                                          Title:  Secretary/Treasurer

                                          PAINEWEBBER INCORPORATED, as
                                          the Class B Limited Partner

                                          By: /s/ Stephen W. Webster
                                          Title:  First Vice President

                                                     Schedule I to the
                                                     Purchase Agreement

                                 GLOSSARY

     Each of the following terms shall have the meaning assigned to it in this Glossary, except as otherwise expressly provided in each agreement, as amended from time to time, to which this Glossary is attached.

     "Additional Funds" shall have the meaning set forth in Section 4.04 of the Product Development Agreement.

     "Advance Payment" shall mean the Cash Advance Payment, the Stock Advance Payment or the Combination Advance Payment, as applicable.

     "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such Person; provided, that the Company's ownership interest in Suncos and its contractual arrangements with Suncos, as such ownership interest or contractual arrangements may be amended from time to time, do not constitute control of Suncos by the Company; provided, further, that the Partnership, General Partner and Company shall not be deemed to be Affiliates of each other; provided, further, that, with respect to Background Technology and License Agreements, any Person that controls or is under common control with any other Person shall only be considered to be an "Affiliate" of the other Person with respect to its Elements of Technology that are used in, or are conceived, developed or acquired in the course of assisting or participating in, the Research Program.

     "Annual Minimum Amount" shall mean sixteen percent (16%) of the aggregate Capital Contributions to the Partnership of all Limited Partners with respect to the first four Fiscal Years after the Purchase Date and twenty percent (20%) of the aggregate Capital Contributions to the Partnership of all Limited Partners with respect to the fifth Fiscal Year after the Purchase Date; provided, that the Annual Minimum Amount for any Fiscal Year shall not exceed the amount by which the sum of all distributions paid or payable to Limited Partners pursuant to the Partnership Agreement and Purchase Agreement through such Fiscal Year is less than the aggregate Capital Contributions to the Partnership of all Limited Partners.

     "Available Funds" shall mean at any time an amount equal to (a) the sum of the aggregate amount of capital contributions made or agreed to be made to the Partnership by the General Partner and the Limited Partners (including the amount of any Additional Funds that the Company has agreed to pay or to cause to be paid), the aggregate Royalty Amounts paid to the Partnership and any interest earned on such contributions, Additional Funds and Royalty Amounts by the Partnership, less (i) the aggregate Royalty Amounts paid to the Partnership that were not needed to fund the Research Program in accordance with the Product Development Agreement and that have been distributed to the Limited Partners, (ii) the aggregate amount expended by the Partnership for selling commissions, financial advisory fees, investment banking and marketing fees, warrant valuation fees, and offering and organizational costs,(iii) all interest payable on amounts borrowed by the Partnership, (iv) reasonable expenses (other than amounts expended pursuant to the Product Development Agreement) of operating the Partnership, including administrative and interest expenses and operating reserves, and (v) the aggregate of all Default Amounts outstanding as of such time, or (b) such other amount as the Company and the Partnership shall agree to in writing.

     "Background Technology" shall mean all Elements of Technology that (a) the Company or any Affiliate of the Company Controls, has an ownership interest in or has the right to acquire an ownership interest in or may conceive, develop or acquire an ownership interest in (under licenses from others or otherwise) at any time prior to the Interim License Termination Date and (b) are necessary or materially useful to Exploit Products.

     "Background Technology License" shall have the meaning set forth in
Section 2.01 of the Product Development Agreement.

     "Business Commencement Date" shall mean the first date on which the Company or any Affiliate, licensee or sublicensee of the Company makes a commercial sale of any Product within the Field of Activity in the Territory that would generate a payment to the Partnership or the Class A Limited Partners.

     "Capital Contribution" shall mean (a) in respect of each Class A Limited Partner (whether such Limited Partner's Interest was acquired directly from the Partnership, by sale or assignment from a predecessor Limited Partner, or otherwise), $100,000 for each Unit (or $25,000 for each Quarter Unit) owned by such Class A Limited Partner, less any Default Amount in respect of such Unit or Quarter Unit; and (b) in respect of the Class B Limited Partner, $250,000; provided, that, in the event the Company exercises the Purchase Option prior to the due date for the payment of any installments under the Class A Limited Partner's Investor Notes or in the event the General Partner relieves Class A Limited Partners of their obligation to pay any installments under the Class A Limited Partner's Investor Notes in accordance with paragraph 7.10 of the Partnership Agreement, the "Capital Contribution" of each such Class A Limited Partner shall mean (for all purposes other than clause (a) of the definitions of Class A Percentage and Class B Percentage) $100,000 for each Unit (or $25,000 for each Quarter Unit), less any Default Amount in respect of such Unit or Quarter Unit and less the aggregate amount of the installments that would otherwise be due and payable under such Class A Limited Partner's Investor Note after the Purchase Option Exercise Date or the Installment Termination Date (as defined in paragraph 7.10 of the Partnership Agreement), as the case may be.

     "Cash Advance Payment" shall mean the consideration payable in cash by the Company to Payment Recipients pursuant to Sections 3.02(b) and 3.03(b) of the Purchase Agreement in connection with the purchase by the Company of their Interests.

     "Class A Combination Advance Payment" shall mean (a) a cash payment equal to the product of (i) the difference between one hundred percent (100%) and the Stock Percentage and (ii) the Class A Down Payment, plus (b) issuance of the number of shares of Common Stock (and any securities deliverable pursuant to Section 3.09 of the Purchase Agreement) that is equal to the quotient of
(i) the product of (A) the Stock Percentage and (B) the Class A Down Payment divided by (ii) the average Closing Price on the 30 trading days immediately preceding the Stock Pricing Date for each Full Class A Interest of such
Class A Payment Recipient. In the case of any Quarter Class A Interest held by a Class A Payment Recipient, the number of shares to be delivered to such Class A Payment Recipient in respect of such Quarter Class A Interest shall be equal to one-quarter the number of shares of Common Stock (and any securities deliverable pursuant to Section 3.09 of the Purchase Agreement) to be delivered in respect of a Full Class A Interest.

     "Class A Down Payment" shall mean an amount equal to sixteen percent (16%) of the Capital Contribution to the Partnership by a Class A Limited Partner.

     "Class A Interest" shall mean any limited partnership interest in the Partnership (other than the Class B Interest) owned by any Class A Limited Partner.

     "Class A Limited Partner" shall have the meaning assigned to such term in Article I of the Partnership Agreement.

     "Class A Payment" shall mean (a) the Last Interim License Payment payable to a Class A Limited Partner, (b) until the Cut-Off Date, for each Class A Payment Recipient, (i) prior to the calendar quarter following the calendar quarter in which the Class B Threshold with respect to Class A Payment Recipients occurs, its Class A Percentage of the Quarterly Payment and Minimum Royalty Payment and (ii) beginning with the calendar quarter following the calendar quarter in which the Class B Threshold with respect to Class A Payment Recipients occurs and ending with the Cut-Off Date, for each calendar quarter an amount equal to ninety-five percent (95%) of its Class A Percentage of the Quarterly Payment and Minimum Royalty Payment and (c) either (i) the Class A Down Payment, if the Company elects to make the Cash Advance Payment or if the Company is required to make the Cash Advance Payment pursuant to Section 2.02 of the Purchase Agreement,
(ii) the Class A Stock Advance Payment if the Company elects to make the Stock Advance Payment or (iii) the Class A Combination Advance Payment if the Company elects to make the Combination Advance Payment.

     "Class A Payment Recipient" shall mean each Class A Limited Partner on or after the Purchase Date on which the Company has purchased the Class A Interest of such Class A Limited Partner pursuant to the Purchase Agreement, or any other Person entitled to receive payments in respect of Class A Interests in accordance with Section 8.01 of the Purchase Agreement.

     "Class A Percentage" shall mean, in the case of each Class A Limited Partner or Class A Payment Recipient, as the case may be, (a) prior to the first day of the calendar quarter following the calendar quarter in which the Class B Threshold with respect to such Class A Limited Partner or Class A Payment Recipient, as the case may be, occurs, the ratio that the amount of such Class A Limited Partner's or Class A Payment
Recipient's Capital Contribution to the Partnership bears to the aggregate Capital Contributions to the Partnership of all Limited Partners and
(b) thereafter, the ratio that the amount of such Class A Limited Partner's or Class A Payment Recipient's Capital Contribution to the Partnership bears to the aggregate Capital Contributions to the Partnership of all Class A Limited Partners.

     "Class A Stock Advance Payment" shall mean issuance of the number of shares of Common Stock (and any securities deliverable pursuant to Section 3.09 of the Purchase Agreement) that is equal to the quotient of (a) the Class A Down Payment divided by (b) the average Closing Price on the 30 trading days immediately preceding the Stock Pricing Date for each Full Class A Interest of such Class A Payment Recipient. In the case of any Quarter Class A
Interest held by a Class A Payment Recipient, the number of shares to be delivered to such Class A Payment Recipient in respect of such Quarter Class A Interest shall be equal to one-quarter the number of shares of Common Stock
(and any securities deliverable pursuant to Section 3.09 of the Purchase Agreement) to be delivered in respect of a Full Class A Interest.

     "Class B Combination Advance Payment" shall mean (a) a cash payment equal to the product of (i) the difference between one hundred percent (100%) and the Stock Percentage and (ii) the Class B Down Payment, plus (b) issuance of the number of shares of Common Stock (and any securities deliverable pursuant to Section 3.09 of the Purchase Agreement) that is equal to the quotient of (i) the product of (A) the Stock Percentage and (B) the Class B Down Payment divided by (ii) the average Closing Price on the 30 trading days immediately preceding the Stock Pricing Date.

     "Class B Down Payment" shall mean an amount equal to sixteen percent (16%) of the Capital Contribution of the Class B Limited Partner.

     "Class B Interest" shall mean the limited partnership interest in the Partnership owned by the Class B Limited Partner.

     "Class B Limited Partner" shall have the meaning assigned to such term in Article I of the Partnership Agreement.

     "Class B Payment" shall mean (a) the Last Interim License Payment payable to a Class B Limited Partner; (b) until the Cut-Off Date, the Class B Percentage of the Quarterly Payment and Minimum Royalty Payment; and (c) either (i) the Class B Down Payment, if the Company elects to make the Cash Advance Payment or if the Company is required to make the Cash Advance Payment pursuant to
Section 2.02 of the Purchase Agreement, (ii) the Class B Stock Advance
Payment if the Company elects to make the Stock Advance Payment or (iii) the Class B Combination Advance Payment if the Company elects to make the Combination Advance Payment.

     "Class B Payment Recipient" shall mean the Class B Limited Partner on or after the Purchase Date on which the Company has purchased the Class B Interest of such Class B Limited Partner pursuant to the Purchase Agreement, or any other Person entitled to receive payments in respect of the Class B Interest in accordance with Section 8.01 of the Purchase Agreement.

     "Class B Percentage" shall mean for all amounts paid (a) prior to the first day of the calendar quarter following the calendar quarter in which the Class B Threshold occurs with respect to Class A Limited Partners or
Class A Payment Recipients, as the case may be, the ratio that the amount of the Class B Limited Partner's Capital Contribution to the Partnership bears to the aggregate Capital Contributions to the Partnership of all Limited Partners and (b) on and after the time on which such Class B Threshold occurs, five percent (5%).

     "Class B Stock Advance Payment" shall mean issuance of the number of shares of Common Stock (and other securities deliverable pursuant to

Section 3.09 of the Purchase Agreement) that is equal to the quotient of
(a) the Class B Down Payment divided by (b) the average Closing Price on the 30 trading days immediately preceding the Stock Pricing Date.

     "Class B Threshold" shall mean (a) with respect to Class A Limited Partners prior to the Interim License Termination Date, the receipt by each Class A Limited Partner of distributions pursuant to the Partnership Agreement in an aggregate amount equal to each such Class A Limited Partner's Capital Contribution and (b) with respect to Class A Payment Recipients after the Purchase Date, the receipt by each Class A Payment Recipient of
(i) distributions pursuant to the Partnership Agreement and Quarterly
Payments (increased by any Credits) pursuant to the Purchase Agreement in an aggregate amount equal to each seventy-five percent (75%) of such Class A Payment Recipient's Capital Contribution and (ii) distributions pursuant to the Partnership Agreement and Purchase Agreement (i.e., Class
A Down Payment, Quarterly Payments and Minimum Royalty Payments) in an aggregate amount equal to each such Class A Payment Recipient's Capital Contribution.

     "Closing Date" shall mean each date on which subscriptions to purchase Units are accepted by the General Partner.

     "Closing Price" at any time shall mean the closing price per share of the Common Stock (or other securities deliverable pursuant to Section 3.09 of the Purchase Agreement) on the principal national securities exchange on which the Common Stock (or such other securities) is then listed or admitted to trading or, if not then listed or traded on any such exchange, on the Nasdaq National Market or, if not listed or traded on any such exchange or system, the average of the bid and asked price per share on the Nasdaq National Market or, if such quotations are not available, the fair market value as reasonably determined by the board of directors of the Company or any committee of such board.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute or subsequent codification or recodification of the federal income tax laws of the United States.

     "Combination Advance Payment" shall mean the consideration payable in cash and Common Stock by the Company to Payment Recipients pursuant to Sections 3.02(d) and 3.03(d) of the Purchase Agreement in connection with the purchase by the Company of their Interests.

     "Combination Product" shall mean any product that is formulated in part with any Product (or any part thereof) and in part with any Combination Substance.

     "Combination Substance" shall mean an active ingredient (other than a Product) or device used in a Combination Product.

     "Common Stock" shall mean fully paid and nonassessable shares of common stock, par value $.01 per share, of the Company, together with any other equity securities that may be issued by the Company in addition thereto or in substitution therefor as provided in Section 10 of the Warrant.

     "Company" shall mean ICOS Corporation, a corporation organized and existing under the laws of the State of Delaware, and its successors.

     "Competitive Product" shall mean [    *    ].

     "Competitive Product Revenues" shall mean, [    *    ], the aggregate of
all Net Revenues of the Company and its Affiliates (but not licensees or sublicensees) in respect of all Competitive Products for such period within the Field of Activity in the Territory. In the event a product ("Combination Competitive Product") is formulated in part with any Competitive Product (or any part thereof) and in part with any active ingredient (other than a Competitive Product) or device ("Combination Competitive Substance"), "Competitive Product Revenues" shall mean an amount equal to (a) the aggregate amount of all Net Revenues of the Company and its Affiliates in such period in the Territory in respect of any Combination Competitive Product multiplied by (b) a fraction the numerator of which equals the fair market value of the Competitive Product (or any part thereof) included in such Combination Competitive Product and the denominator of which equals the sum of (i) the fair market value of such Competitive Product (or part thereof) and (ii) the fair market value of each Combination Competitive Substance included in such Combination Competitive Product, such "fair market value" being determined in the same manner that it is determined for Products and Combination Substances in the definition of Product Revenues.

     "Controls" or "Controlled" shall mean at any time, with respect to any right, title or license, the possession of such right, title or license with the right to assign or grant licenses or sublicenses without obtaining the consent of any other Person (other than any consent that has been obtained) and without violating or causing a default under the terms of any agreement or other arrangement with or the rights of any other Person.



_______________________________

     [  *  ] Confidential Treatment Requested

     "Credit" shall mean, with respect to each calendar quarter ending in
the Fiscal Year, [    *    ] in the Territory that are in excess of the
Product Revenues that cause the sum of the Royalty Amounts paid or payable for the calendar quarters ending in the Fiscal Year to equal the Annual Minimum Amount, if any, for the Fiscal Year; provided, that the Credit shall not exceed the balance in the Credit Account. In the event the Credit Account is zero, the Credit shall be zero.

     "Credit Account" shall mean the sum of the Class A Down Payments, Class B Down Payment and each Minimum Royalty Payment made by the Company, less the aggregate Credits.

     "Cut-Off Date" shall mean the later of (a) the last day of the month in which the thirteenth anniversary of the Business Commencement Date occurs and (b) the last day of the month in which the eleventh anniversary of the Purchase Date occurs.

     "Default Amount" shall have the meaning assigned to such term in
Section 4.03(a) of the Product Development Agreement.

     "Defaulting Limited Partner" shall have the meaning assigned to such term in Section 3.3.5 of the Partnership Agreement.

     "Dollars" and the sign "$" shall mean lawful money of the United States of America.

     "Earned Royalty" shall mean any royalty due under any License
Agreement.

     "Elements of Technology" shall mean all technical information, whether tangible or intangible, including, without limitation, any and all data, preclinical and clinical results, techniques, discoveries, inventions, ideas, processes, know-how, patents (including any extension, reissue or renewal patents), patent applications, inventor's certificates, trade secrets and other proprietary information, licenses and sublicenses, and samples of any physical, biological or chemical material.

     "Exploitation" shall mean research, experimentation, development, manufacturing, production, marketing, use, lease, sale, assignment, transfer, license, sublicense and other disposition, and "Exploit" shall have a correlative meaning.


_______________________________

     [  *  ] Confidential Treatment Requested

     "FDA" shall mean the United States Food and Drug Administration or any successor agency.

     "Field of Activity" shall mean collectively (a) the Hu23F2G Field of Activity, (b) the ICM3 Field of Activity and (c) the PAF-AH Field of Activity.

     "Field Technology" shall mean the Technology within the Field of Activity.


     "Fiscal Year" shall mean the series of 12 full calendar months following the month in which the Purchase Date occurs and each series of 12 successive calendar months thereafter.

     "Force Majeure" shall mean any occurrence that prevents or substantially interferes with the performance by a party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, breakdown of plant, strike, lockout, labor dispute, casualty, accident, war, revolution, civil commotion, acts of public enemies, blockage, embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government, inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs without the necessity of allocation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such party, if and only if the party affected shall have used reasonable efforts to avoid such occurrence and to remedy it promptly if it shall have occurred.

     "Full Class A Interest" shall mean each Class A Interest that represents a $100,000 Capital Contribution.

     "General Partner" shall mean ICOS Development Corporation, a corporation organized and existing under the laws of the State of Delaware, as general partner of the Partnership, and its successors in such capacity.

     "Hu23F2G" shall mean the recombinant humanized monoclonal antibody developed by the Company to block CD11/CD18-mediated cell adhesions in humans.

     "Hu23F2G Field of Activity" shall mean the use (including any use in connection with research, development, demonstration, testing or experimentation), manufacture, sale or other disposition of Hu23F2G Products for human therapeutic purposes.

     "Hu23F2G Product" shall mean Hu23F2G, any fragment or component thereof or any substance derived from Hu23F2G (or any fragment or component thereof).

     "ICM3 Field of Activity" shall mean the use (including any use in connection with research, development, demonstration, testing or experimentation), manufacture, sale or other disposition of ICM3 Products for human therapeutic purposes.

     "ICM3 Product" shall mean a recombinant humanized monoclonal antibody developed by the Company to block the function of human intercellular adhesion molecule-3, any fragment or component thereof or any substance derived from such monoclonal antibody (or any fragment or component thereof).

     "Initial Calendar Quarter" shall mean the calendar quarter in which the Purchase Date falls.

     "Intellectual Property Right" shall mean rights under patents (including any extension, reissue or renewal patents) and other similar rights.

     "Interest" shall mean any Class A Interest or the Class B Interest; and "Interests" shall mean all Class A Interests and the Class B Interest.

     "Interim License" shall have the meaning assigned to such term in
Section 2.05 of the Product Development Agreement.

     "Interim License Termination Date" shall mean the earlier of (a) the Purchase Date and (b) if the Purchase Option terminates for any reason other than the purchase by the Company of all the Interests on the Purchase Date, the earlier of (i) the date on which the Partnership sells, licenses, sublicenses, assigns or otherwise transfers or disposes of all or a substantial part of the Technology and (ii) the date that is 18 months after the Purchase Option Termination Date.

     "Investor" shall mean a purchaser of any multiple of one-quarter of a Unit who meets the suitability standards set forth in the Memorandum under the caption "Investor Suitability."

     "Investor Note" shall have the meaning assigned to such term in
Section 3.3.1 of the Partnership Agreement.

     "Invoiced Amount" shall have the meaning assigned to such term in
Section 4.01(c) of the Product Development Agreement.

     "Last Interim License Payment" shall mean (a) with respect to a Class A Payment Recipient, such Class A Payment Recipient's Class A Percentage of ninety-nine percent (99%) (until the Class B Threshold occurs, and thereafter, 95% of 99%) of the Royalty Amount that would otherwise have been payable to the Partnership (the "Interim License Amount") determined pursuant to Section
6.01 of the Product Development Agreement for the period commencing on the first day of the calendar quarter following the last calendar quarter in respect of which payments have been made under such Section 6.01 and distributed to the partners of the Partnership and ending on the Purchase
Date and (b) with respect to a Class B Payment Recipient, the Class B Percentage of ninety-nine percent (99%) of the Interim License Amount.

     "License Agreement" shall mean any license or sublicense or portion thereof (other than the Background Technology License, the Program Technology License or the Interim License) by any Person granting to the Company or any Affiliate of the Company on the date hereof, or at any time hereafter, rights that are necessary or materially useful in the Exploitation of Products, and any amendments thereto, including, without limitation, any consent from the licensor or sublicensor obtained by the Company pursuant to the Product Development Agreement.

     "License Agreement Right" shall mean any right held by the Partnership, directly or indirectly (including, without limitation, under the Background Technology License), in any Technology licensed under any License Agreement.

     "Limited Partners" shall mean the Class A Limited Partners and the Class B Limited Partner.

     "Marketing Program" shall mean the Company's implementation of the Marketing Strategy pursuant to Article V of the Product Development Agreement, including the execution of marketing agreements with third parties.

     "Marketing Strategy" shall mean the strategy to provide for the distribution, marketing and sale of the Products within the Field of Activity in the Territory, all as determined by the Company.

     "Memorandum" shall mean the Confidential Private Placement
Memorandum dated April 11, 1997 used in connection with the placement of Units, including the exhibits thereto, in each case together with any amendments thereof or written supplements thereto prepared by the Company.

     "Merger Letter" shall have the meaning assigned to such term in
Section 14.01 of the Product Development Agreement.

     "Minimum Royalty Payment" shall mean the amount by which the Annual Minimum Amount for the Fiscal Year exceeds, if at all, the sum of the Quarterly Payments paid or payable for the four quarters ending in the Fiscal Year. The Minimum Royalty Payment may be paid in cash or as a Minimum Royalty Stock Payment or as a combination of cash and a Minimum Royalty Stock Payment in accordance with Section 3.05 of the Purchase Agreement.

     "Minimum Royalty Stock Payment" shall mean the issuance of the number of shares of Common Stock (or other securities deliverable pursuant to Section 3.09 of the Purchase Agreement) that is equal to the quotient of (a) the portion of the Minimum Royalty Payment for a Fiscal Year that will be paid in Common Stock divided by (b) the average Closing Price on the 30 trading days immediately preceding the Minimum Royalty Stock Pricing Date. The number of such shares issued to each Class A Payment Recipient and the Class B Payment Recipient is determined in accordance with the Class A Payment and the Class B Payment, respectively.

     "Minimum Royalty Stock Pricing Date" shall mean the last day of the Fiscal Year to which the Minimum Royalty Stock Payment pertains.

     "Nasdaq" shall mean the National Association of Securities Dealers Automated Quotations System.

     "Nasdaq National Market" shall mean the Nasdaq National Market of the Nasdaq Stock Market.

     "Net Revenues," with respect to sales for any period and with respect to any item, shall mean the proceeds received or to be received, under generally accepted accounting principles, from sales of Products or Competitive Products (as applicable) by the Company, any Affiliate of the Company or any licensee or sublicensee of the Company, but excluding sales to any Affiliate, licensee or sublicensee of the Company. In determining such net proceeds, the amounts received from such sales shall be reduced by related prompt payment and other trade discounts, transportation and related insurance charges, returns, bad debt and other allowances, taxes (except income and franchise taxes) and distributors', consignees' and wholesalers' fees and commissions. The terms "licensee" and "sublicensee" shall mean any Person licensed or sublicensed by the Company or any Affiliate of the Company, including pursuant to any marketing, co-marketing or co-detailing agreement (or similar arrangement that is the functional equivalent of a license), but excluding customary distribution, wholesaling and consignment arrangements.
For the purposes of this definition, distribution, wholesaling or consignment arrangements shall be limited to arrangements where the distributor, wholesaler or consignee is not obligated, in addition to selling a Product or Competitive Product, to undertake any significant promotional or similar marketing efforts directed at the Product or Competitive Product. In calculating Net Revenues, any given unit of a Product or Competitive Product shall be taken into account only once.

     "Notice of Exercise" shall mean the written notice that the Company shall send to each Limited Partner pursuant to Section 2.03 of the Purchase Agreement in order to inform such Limited Partners that the Company has elected to exercise its purchase option with respect to the Interests and to designate the Purchase Date.

     "Operative Agreements" shall mean each of the Product Development Agreement, the Partnership Agreement, the Purchase Agreement, the Sales Agency Agreement and the Warrants.

     "Outstanding Available Funds" shall mean, at any time, the Available Funds actually received through such time by the Partnership less all amounts theretofore disbursed to the Company by the Partnership pursuant to Section
4.01 of the Product Development Agreement.

     "PAF-AH Field of Activity" shall mean the use (including any use in connection with research, development, demonstration, testing or experimentation), manufacture, sale or other disposition of PAF-AH Products for human therapeutic purposes.

     "PAF-AH Product" shall mean platelet-activating factor acetylhydrolase and any fragment, component or derivative thereof.

     "Partnership" shall mean ICOS Clinical Partners, L.P., a limited partnership organized under the laws of the State of Delaware.

     "Partnership Agreement" shall mean the Agreement of Limited
Partnership dated as of April 11, 1997 among the General Partner and the limited partners of the Partnership, as amended, modified or restated from time to time.

     "Payment Recipient" shall mean each Class A Payment Recipient and the Class B Payment Recipient.

     "Person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization, a government or any department or agency thereof, or other entity.

     "Product Development Agreement" shall mean the Product
Development Agreement dated as of June 5, 1997, between the Partnership and the Company, as amended, modified or restated from time to time.

     "Product Revenues" for any period shall mean the sum of (a) the aggregate amount of Net Revenues in such period within the Field of Activity in the Territory in respect of any Product and (b) an amount equal to (i) the aggregate amount of Net Revenues in such period within the Field of Activity in the Territory in respect of any Combination Product multiplied by (ii) a fraction the numerator of which equals the fair market value of the Product (or any part thereof) included in such Combination Product and the denominator of which equals the sum of (A) the fair market value of such Product (or part thereof) and (B) the fair market value of each Combination Substance included in such Combination Product. For purposes of this definition, "fair market value" of any Product (or part thereof) and Combination Substance shall be the list retail price of such Product (or part thereof) and Combination Substance sold separately or, if such Product (or part thereof) or Combination Substance is not ordinarily sold separately, a value for both the Product (or part thereof) and Combination Substance determined in the good-faith business judgment of (x) if the Purchase Date has not occurred, the General Partner or any successor to the General Partner as the general partner of the Partnership or (y) if the Purchase Date (if any) has occurred, the Company.

     "Products" shall mean collectively (a) Hu23F2G Products, (b) ICM3 Products and (c) PAF-AH Products.

     "Program Technology" shall mean all Elements of Technology that are developed, acquired or conceived by or on behalf of the Partnership during the Research Program, but in all cases excluding Background Technology.

     "Program Technology License" shall have the meaning set forth in
Section 2.03 of the Product Development Agreement.

     "Purchase Agreement" shall mean the Purchase Agreement dated as of June 3, 1997 between the Company and the Limited Partners, as amended, modified or restated from time to time.

     "Purchase Date" shall mean the date, designated by the Company pursuant to Section 2.01(a) of the Purchase Agreement in the Notice of Exercise, on which the Company purchases the Interests pursuant to the Purchase Agreement, which shall be a date not more than 60 days after the date of the Notice of Exercise.

     "Purchase Option" shall mean any of the options granted by the Limited Partners pursuant to Section 2.01 of the Purchase Agreement.

     "Purchase Option Commencement Date" shall mean the first day after the final Closing Date.

     "Purchase Option Exercise Date" shall mean the date, if any, on which the Notice of Exercise is given.

     "Purchase Option Shares" shall have the meaning assigned to such term in Section 4.01(c) of the Purchase Agreement.

     "Purchase Option Termination Date" shall have the meaning set forth in
Section 7.02(a) of the Purchase Agreement.

     "Purchase Option Termination Event" shall mean any of the events set forth in Section 7.01 of the Purchase Agreement.

     "Quarter" shall mean any calendar quarter beginning or ending during the term of the Product Development Agreement; provided, that the first Quarter shall be the period beginning on May 1, 1997 and ending on the last day of the calendar quarter in which the first Closing Date occurs, and the last Quarter shall be the period beginning on the first day of the last calendar quarter before the Interim License Termination Date and ending on the Interim License Termination Date.

     "Quarter Class A Interest" shall mean each Class A Interest, other than a Full Class A Interest, that represents a $25,000 Capital Contribution.

     "Quarterly Payment" shall mean, for the period beginning with the Initial Calendar Quarter and for each calendar quarter thereafter, the sum of seven percent (7%) of Product Revenues in the United States, five percent (5%) of Product Revenues in the Territory outside the United States
and [    *    ] in the Territory for such calendar quarter; provided, that, in the event that less than 700 Units are issued, such seven percent (7%) and five percent (5%) shall be adjusted by multiplying each by a fraction, the numerator of which is the number of Units issued and the denominator of which is 700; provided, further, that any such sum shall be reduced, if and as appropriate, to exclude in the Initial Calendar Quarter any Net Revenues applicable to any period in the Initial Calendar Quarter before


_______________________________

     [  *  ] Confidential Treatment Requested

                                     -15
the Purchase Date; provided, further, that, in the event the Credit Account is positive at the beginning of the calendar quarter, any such sum shall be reduced by the Credit for the calendar quarter.

     "Quarter Unit" shall mean an interest comprising a Quarter Class A Interest and Series A Warrants to purchase an aggregate of 2,000 shares of Common Stock and Series B Warrants to purchase an aggregate of 2,000 shares of Common Stock.

     "Research Program" shall mean any research, experimentation or development relating to the Products within the Field of Activity in the Territory proposed to be conducted or conducted, directly or indirectly, by the Company pursuant to the terms of the Product Development Agreement, including, without limitation, the research, experimentation and development necessary or useful to receive FDA and such other regulatory approvals to Exploit Products and otherwise engage within the Field of Activity in the Territory as the Partnership, in consultation with the Company, directs.

     "Research Program Termination Date" shall mean the date on which the board of directors of the General Partner terminates the Research Program with respect to all Products pursuant to Section 7.01(b) of the Product Development Agreement.

     "Royalty Amount" shall mean for each calendar quarter the sum of seven percent (7%) of Product Revenues in the United States, five percent (5%) of Product Revenues in the Territory outside the United
States and [    *    ] in the Territory for such calendar quarter; provided,
that, in the event that less than 700 Units are issued, such seven percent (7%) and five percent (5%) shall be adjusted by multiplying each by a fraction, the numerator of which is the number of Units issued and the denominator of which is 700.

     "Sales Agency Agreement" shall mean the Sales Agency Agreement dated as of June 3, 1997 among the Sales Agent, the Partnership, the General Partner and the Company relating to the placement of Units, as amended, modified or restated from time to time.

     "Sales Agent" shall mean PaineWebber Incorporated, as sales agent under the Sales Agency Agreement.


_______________________________

     [  *  ] Confidential Treatment Requested

                                     -16

     "Stock Advance Payment" shall mean the consideration payable by the Company to Payment Recipients in Common Stock or other securities, assets or evidence of indebtedness pursuant to Article III of the Purchase Agreement in connection with the purchase by the Company of their Interests.

     "Stock Percentage" shall mean, if the Company shall have elected to make the Combination Advance Payment, the percentage of the purchase price of the applicable Partnership Interest that the Company elects to pay in Common Stock.

     "Stock Pricing Date" shall mean the fifth trading day before the Purchase Option Exercise Date.

     "Suncos" shall mean Suncos Corporation, a corporation organized and existing under the laws of Delaware, the stockholders of which are Suntory and the Company.

     "Suntory" shall mean Suntory Limited, a corporation organized and existing under the laws of Japan.

     "Technology" shall mean the Background Technology and the Program
Technology.

     "Territory" shall mean (a) the United States with respect to PAF-AH Products and (b) the entire world, except Japan, with respect to ICM3 Products and Hu23F2G Products.

    "Third Party Sublicensee" shall have the meaning assigned to such term in Section 2.02(a) of the Product Development Agreement.

     "Unit" shall mean a "Unit" as contemplated by the Sales Agency Agreement consisting of one Class A Interest, Series A Warrants to purchase an aggregate of 8,000 shares of Common Stock and the right to receive Series B Warrants to purchase an aggregate of 8,000 shares of Common Stock.

     "United States" shall mean the United States of America, including its territories and possessions.

     "Warrant" shall mean any of the warrants to purchase Common Stock issued to each Limited Partner by the Company in exchange for the Purchase Options.

_______________________________

     [  *  ] Confidential Treatment Requested